UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

February 4, 2019

Twist Bioscience Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-38720	46-205888
(State or other jurisdiction of incorporation)	(Commission File Number)	(I. R. S. Employer Identification No.)

455 Mission Bay Boulevard South

Suite 545

San Francisco, CA 94158

(Address of principal executive offices, including ZIP code)

(800) 719-0671

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 7, 2019, Twist Bioscience Corporation (the “Company”) announced Martin Kunz was appointed by the Board of Directors (the “Board”) as the Company’s new Senior Vice President of Operation. Mr. Kunz, age 48, brings to the chief operating officer role substantial leadership and over 20 years of experience in business operations and DNA synthesis. Prior to joining the Company, Mr. Kunz served as president of Eurofins Genomics US, from June 2010 to January 2019, where he implemented a new synthesis platform and was responsible for increasing production volume for both the synthesis and sequencing businesses. Prior to serving as president of Eurofins, he served as its chief technology officer from September 2008 to June 2010, where his focus was building IT off shore capacity and designing a new IT systems landscape for genomics services. Preceding his time at Eurofins, he served as chief information officer of Operon Biotechnologies, Inc. from September 2005 to September 2008. Mr. Kunz earned a bachelor’s degree in Engineering from the H.F. Technology and Management School (TGZ) in Zurich, Switzerland.

In connection with his appointment, the Company and Mr. Kunz entered into a written employment agreement (the “Employment Agreement”). Pursuant to the Employment Agreement, Mr. Kunz will receive a base salary of $340,000 annually. Mr. Kunz is eligible to receive an annual incentive bonus equal to 50% of his base salary upon the achievement of certain performance objectives as determined in good faith by the Board, compensation committee of the Board or senior management. As approved by the compensation committee of the Board, effective as of his start date on February 4, 2019, Mr. Kunz was granted a stock option for 60,371 shares of our common stock and a restricted stock unit award for 12,936 shares of our common stock., each of which vests over a four-year period with a one-year cliff. Mr. Kunz is eligible to participate in the Company’s employee benefit plans on the same basis as generally made available to other employees of the Company. In addition, the Employment Agreement provides for certain payments and benefits in the event of termination of his employment under specific circumstances including, but not limited to, a change of control event.

The preceding description of the Employment Agreement is a summary and is qualified in its entirety by reference to the Employment Agreement, which is attached hereto as Exhibit 10.1 and is incorporated by reference herein. Unless otherwise defined herein, all capitalized terms written under Item 5.02 have the same meaning as in the Employment Agreement.

There are no family relationships between Mr. Kunz and any director or officer of the Company and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1+	Employment Agreement by and between Twist Bioscience Corporation and Martin Kunz.

99.1	Press Release dated February 7, 2019 titled “Twist Bioscience Announces Appointment of Martin Kunz as Senior Vice President, Operations.”

+	Indicates a management contract or compensatory plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 7, 2019	Twist Bioscience Corporation

/s/ Mark Daniels
Mark Daniels
Senior Vice President, Chief Legal Officer, Chief Ethics and Compliance Officer, and Secretary

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